Exhibit 10.3

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into as of the 7th day of March, 2006, by and between Autobytel Inc., a Delaware corporation (the “Company”), and Richard Walker (the “Executive”).

RECITALS

WHEREAS, the Company and the Executive entered into an Employment Agreement, dated as of April 27, 2005, whereby the Executive was engaged as the Company’s Executive Vice President and Chief Operating Officer (the “Employment Agreement”).

WHEREAS, pursuant to the terms of the Employment Agreement, the Term of the Executive’s employment will automatically renew for an additional one (1) year period on April 27, 2006.

WHEREAS, on March 1, 2006 the Company entered into an employment agreement with James Riesenbach for the position of Chief Executive Officer and President, effective March 20, 2006 (the “Riesenbach Agreement”).

WHEREAS, the Company and the Executive desire to amend the Employment Agreement to provide for a potential change in employment status of the Executive in connection with the contemplated commencement of employment by James Riesenbach at the Company pursuant to the Riesenbach Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual agreements contained herein, and with reference to the above recitals, the parties hereby agree as follows:

1. Amendment to Section 1.2 of the Employment Agreement. Section 1.2 of the Employment Agreement is hereby amended by deleting the text thereof in its entirety and inserting in lieu thereof the following:

1.2 TERM OF EMPLOYMENT. The Company hereby employs the Executive as an employee of the Company, and the Executive hereby accepts such employment by the Company, for a period (the “Term”) commencing on the date hereof and expiring on the first to occur of (a) the termination of the Executive’s employment pursuant to Article 6, and (b) April 27, 2007 (the “Termination Date”); provided however, that in the event Mr. James Riesenbach commences employment (the “Riesenbach Commencement”) with the Company as its President and Chief Executive Officer pursuant to the Riesenbach Agreement, the Executive shall have the right upon at least thirty (30) days’ prior written notice to terminate the term of this Agreement as of May 31, 2006. If the Executive does not provide such notice to terminate the term of this Agreement subsequent to the Riesenbach Commencement, he will remain employed by the Company until April 27, 2007 unless his employment status is changed or terminated in accordance with this Section 1.2 or Article 6 of this Agreement. Whether or not the Riesenbach Commencement occurs, the Executive may at any time on or subsequent to May 31, 2006 resign his position as Executive Vice President and Chief Operating Officer and all other officer titles he holds with the Company and all officer positions and/or directorships he holds with all of its subsidiaries upon thirty (30) days’ prior written notice to the Company (a “Voluntary Change in Status”) or the Company may cause an Involuntary Change in Status (as defined and provided in Section 6.1). In the case of either a Voluntary Change in Status or an Involuntary Change in Status, (i) the Term shall automatically extend to April 27, 2008 unless earlier terminated by the Company for Cause (as defined below) or by the Executive under Section 6.2 of this Agreement, and (ii) the Executive shall no longer be employed by the Company on a full-time basis but shall thereafter be employed on a part-time basis and advise the Chief Executive Officer of the Company and the Board of Directors of the Company on business and corporate development matters as reasonably requested by either of them (taking into account the Executive’s other commitments). As used herein, “Cause” means (A) the willful misappropriation by the Executive of the funds or property of the Company or its affiliates for personal gain, (B) the commission by the Executive of any willful act, or gross negligence, which materially injures, or could reasonably be expected to materially injure, the reputation, business or business relationships of the Company and its affiliates, (C) the commission by the Executive of a felony or other crime involving moral turpitude, or (D) the Executive’s continued willful and material breach of his obligations under this Agreement, in the case of this clause (D) after written notice to the Executive from the Company of such failure and such failure not having been cured by the Executive within thirty (30) days of such notice. In the event of a Voluntary Change in Status or an Involuntary Change in Status, the Executive shall no longer be entitled to a Base Salary under Section 3.1 or a Bonus under Section 3.2 of this Agreement in respect of service performed subsequent to the date on which the Executive becomes a part-time employee but shall be compensated at the rate of an annual salary of twelve thousand dollars ($12,000) subject to withholding under Section 3.3. During such part-time employment the Executive shall not be entitled to any benefits to which he may otherwise be entitled pursuant to Articles 4 or 5 of this Agreement, though the Executive shall be entitled to reimbursement for all travel and other business expenses incurred by the Executive in connection with such employment provided the Executive provides to the Company adequate documentation for such expenses for purposes of tax deductibility. During the Term the Company shall make available to the Executive the office space it currently leases in Denver, Colorado (or an equivalent office space in Denver, Colorado) for use in connection with his employment with the Company. Upon the first to occur of (a) the termination of the Executive’s employment with the Company (other than termination by the Company for Cause) on or subsequent to May 31, 2006, (b) an Involuntary Change in Status or (c) a Voluntary Change in Status no earlier than May 31, 2006, then the Executive shall be entitled to, in addition to amounts payable under Section 6.2, a payment from the Company in an amount equal to the payment due to the Executive under Section 6.1(a) in the case of an Involuntary Change in Status; provided, however, that the Executive shall only be entitled to receive any such payment on the first such occasion.

2. Amendment to Article 2 of the Employment Agreement. In the event of a Voluntary Change in Status or an Involuntary Change in Status, then Article 2 of the Employment Agreement shall be deleted in its entirety and the following inserted therefor:

ARTICLE 2

DUTIES AND OBLIGATIONS

During the Term, the Executive shall be employed as an employee of the Company and shall provide advice to the Chief Executive Officer of the Company and the Board of Directors of the Company on business and corporate development matters as reasonably requested by either of them (taking into account the Executive’s other commitments). The Executive generally shall perform such services from Denver, Colorado.

3. Bonuses. If (a) the Riesenbach Commencement occurs and the Executive exercises his related right to terminate the term of the Employment Agreement as of May 31, 2006 or (b) the Executive exercises his right to cause a Voluntary Change in Status as of May 31, 2006 (each, an “Early Resignation”) then as full payment of all bonuses due to the Executive under Section 3.2 of the Employment Agreement, (i) the Executive hereby accepts for 2005 the amount allocated to his position under the bonus schedule reviewed by the Compensation Committee of the Board in respect of 2005 and (ii) the Executive hereby accepts for 2006 an amount equal to the Target bonus for his position for 2006 multiplied by five twelfths (5/12). The Bonus in respect of 2005 shall in any event be paid at the same time as bonuses generally are paid to the Company’s senior executives for such year, and, in the event the Early Resignation occurs, the Bonus in respect of 2006 shall be paid promptly upon such Early Resignation. In the event of such Early Resignation, the Executive hereby waives any additional bonus due in respect of 2006 under Sections 3.2, 6.1 and 6.2, or otherwise; provided, however, that nothing in this Section 3 shall affect the Executive’s right to receive an amount equal to his Bonus (at Target level) as part of the severance payable to him pursuant to clause (a) of the proviso in the first sentence of Section 6.1 of the Employment Agreement. If the Early Resignation does not occur, Bonuses shall continue to be paid to the Executive in accordance with Section 3.2 of the Employment Agreement.

4. Amendment to Change of Control Provision. Section 3.5 of the Employment Agreement is hereby deleted in its entirety and the following shall be inserted therefor:

3.5 CHANGE OF CONTROL. Notwithstanding Article 1 above, in the event of a Change of Control (as defined in Section 3.6) of the Company (a) during the Term while the Executive remains employed by the Company as its Executive Vice President and Chief Operating Officer, or (b) at any time during the six (6) month period following the termination of the Executive’s employment with the Company as its Executive Vice President and Chief Operating Officer, the Company shall pay to the Executive, concurrently with the consummation of such Change of Control, a lump sum amount equal to the remainder of (x) two (2) times the sum of the Executive’s annual Base Salary plus the Bonus (at the Target level) minus (y) any amount previously paid to the Executive pursuant to the last sentence of Section 1.2 (the “Severance Compensation”); provided, that the Company’s obligation to pay the Severance Compensation shall be conditioned on the following: if the Executive is employed by the Company as its Executive Vice President and Chief Operating Officer at the time of the Change of Control and the Person or Group that acquires the Company requests that the Executive continue as an employee of the Company, the successor entity, or any of their respective affiliates on substantially the same (or better, from the Executive’s perspective) terms relating to salary, bonus, and benefits in effect at such time under this Agreement, the Executive shall agree to continue such employment for a period of ninety (90) days from the date of the Change of Control or such lesser period of time as the Person or Group shall request. If the Executive’s employment with the Company is terminated after he becomes entitled to receive the Severance Compensation, then such termination shall be deemed to be pursuant to Section 6.2.

5. Amendment to Article 6 of the Employment Agreement. Article 6 of the Employment Agreement is hereby amended by deleting the text of Sections 6.1 and 6.2 in their entirety and inserting in lieu thereof the following:

6.1 CHANGE IN STATUS BY THE COMPANY. The Company may, subsequent to May 31, 2006 and during the Term, upon thirty (30) days’ prior written notice, remove the Executive from his positions as an officer of the Company and as an officer and/or director of its subsidiaries and change his status from that of full-time employee to part-time employee (collectively, an “Involuntary Change in Status”) for any reason or no reason by delivering written notice thereof to the Executive, and in such event, except as set forth in the proviso to this Section 6.1, neither party shall have any rights or obligations under Sections 3.1 and 3.2, or Articles 4 and 5 (except for the gross up of any travel costs as required under Section 5.2); provided, however, that the Company shall pay to the Executive (a) an amount equal to twelve (12) months of the Executive’s Base Salary in effect at the time of the Involuntary Change in Status plus the Bonus (at the Target level for the year in which the Involuntary Change in Status occurs) and shall continue to provide all benefits in accordance with Section 4 for a period of twelve (12) months after the effective date of the Involuntary Change in Status (subject in each case to Section 3.3), except that the Company shall not be required to provide such benefits to the extent that, during such twelve (12) month period, the Executive receives substantially similar (or better, from the Executive’s perspective) benefits from a new employer, and (b) any amount due and owing as of the date of the Involuntary Change in Status pursuant to Section 3.1 and Section 3.2 (including a Bonus for the year in which the Involuntary Change in Status occurs prorated to the date of the Involuntary Change in Status) and Articles 4 and 5 (subject, in each case, to Section 3.3), and the remaining provisions of this Agreement shall remain in full force and effect in accordance with their terms. The amounts payable pursuant to this Section 6.1 shall be in full payment for the services rendered by the Executive pursuant to this Agreement during the Term up through the Involuntary Change in Status, and the Executive shall not be entitled to any additional amounts in consideration for his services prior to his Involuntary Change in Status.

6.2 TERMINATION BY THE EXECUTIVE. At any time during the Term but in any event no earlier than an effective date of May 31, 2006, upon sixty (60) days’ prior written notice (thirty (30) days in the event of a termination date of May 31, 2006), the Executive may terminate his employment under this Agreement and resign as an employee of the Company for any reason or no reason by delivering written notice thereof to the Company, and in such event, except as set forth in the next two sentences of this Section 6.2, neither party shall have any rights or obligations under Article 2, Sections 3.1 and 3.2, or Articles 4 and 5. In the event the Executive terminates his employment under this Agreement prior to a Voluntary Change in Status or an Involuntary Change in Status, then (a) the Company shall pay the Executive any amount due and owing as of the termination date pursuant to Section 3.1 and Section 3.2 and Articles 4 and 5 (subject, in each case, to Section 3.3), and (b) the remaining provisions of this Agreement shall remain in full force and effect in accordance with their terms. In the event the Executive terminates his employment under this Agreement subsequent to a Voluntary Change in Status or an Involuntary Change in Status, then the Company shall pay the Executive any amounts due through the termination date in respect of the Executive’s then annual salary and as reimbursement for out-of-pocket expenses properly incurred during the Term that have not yet been reimbursed; provided, however, that the amounts and benefits required by this Section 6.2 shall be provided only if the Executive has executed (and not revoked) a release in favor of the Company (which release shall be substantially in the form attached as Exhibit A).

6. Full Force and Effect. Except as amended by Sections 1, 2, 3, 4 and 5 hereof, the Employment Agreement remains in full force and effect.

7. Governing Law. This Amendment shall be construed, interpreted and governed by the laws of the Sate of California, without giving effect to the principles of conflict of laws thereof.

8. Notices. Any notice given in connection with this Amendment shall be made in writing and shall be considered effected if delivered in accordance with the provisions of Section 9.4 of the Employment Agreement, as if such notice had been given in connection therewith.

9. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

10. Definitions. All capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Employment Agreement.

11. Legal Fees. Reasonable attorney’s fees and costs up to seven thousand five hundred dollars $7,500 incurred by the Executive in connection with the negotiation and preparation of this Amendment and diligence related matters shall be borne by the Company.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

AUTOBYTEL INC.

By:	/s/ Michael Fuchs
Name:	Michael Fuchs
Title:	Chairman

RICHARD WALKER

/s/ Richard Walker